Exhibit 99

FOR IMMEDIATE RELEASE	May 25, 2022

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF ALABAMA MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, May 25, 2022........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a manufactured home community located in Dothan, Alabama for a total purchase price of approximately $3.9 million. This community contains 139 developed homesites, of which approximately 6% are occupied. It is situated on approximately 36 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH continues to source and acquire communities that meet our growth criteria. This community is well-located in Dothan, Alabama. It is approximately two miles from our existing community. This a redevelopment opportunity that will benefit as we are able to implement our proven value-added business plan. The vacant sites are being acquired below replacement cost and give us a runway to grow profitability in the future which will result in significant property appreciation. We have strong rental demand in the market and plan to fill this community with rental homes. We look forward to expanding our presence in Alabama and the Southeast.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 130 manufactured home communities with approximately 24,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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